Exhibit 1.1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (the “Agreement”), dated as of September 18, 2015, is made and entered into by and between Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (the “Company”), and QH RE Asset Company LLC, a Qatar limited liability company (the “Purchaser”).

RECITALS

WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act.

WHEREAS, the Purchaser wishes to purchase, and the Company wishes to issue, upon the terms and conditions stated in this Agreement, (i) that aggregate number of shares of Common Stock, par value $0.01 per share (the “Common Stock”), set forth opposite the Purchaser’s name in column (3) on Schedule 1 hereto (the “Common Shares”) and (ii) that aggregate number of shares of 8.00% Fixed-to-Floating Series B Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), set forth opposite the Purchaser’s name in column (5) on Schedule 1 hereto (the “Series B Preferred Shares” and, collectively with the Common Shares, the “Shares”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering Registration Rights Agreements (the “Registration Rights Agreements”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Shares under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW, THEREFORE, the Company and the Purchaser hereby agree as follows:

1.	Sale and Purchase of Shares.

(a) Closing.

(i) The Company shall issue and sell to the Purchaser, and the Purchaser shall purchase, on September 21, 2015 (the “Closing Date”) the number of Common Shares as is set forth opposite the Purchaser’s name in column (3) on Schedule 1 hereto (the “Common Shares Closing”) at a price equal to $17.00 per share. The aggregate purchase price for the Common Shares to be subscribed for by the Purchaser at the Common Shares Closing (the “Common Shares Purchase Price”) shall be the amount set forth opposite the Purchaser’s name in column (4) of Schedule 1 hereto.

(ii) The Company shall issue and sell to the Purchaser, and the Purchaser shall purchase on the Closing Date the number of Series B Preferred Shares as is set forth opposite the Purchaser’s name in column (5) on Schedule 1 hereto (the “Series B Preferred Shares Closing” and, collectively with the Common Shares Closing, the “Closing”) at a price equal to $24.71 per share. The aggregate purchase price for the Series B Preferred Shares to be subscribed for by the Purchaser at the Closing (the “Series B Preferred Shares Purchase Price” and, collectively with the Common Shares Purchase Price, the “Purchase Price”) shall be the amount set forth opposite the Purchaser’s name in column (6) of Schedule 1 hereto. The Purchase Price shall be set forth opposite the Purchaser’s name in column (7) of Schedule 1 hereto.

(b) Form of Payment. At the Closing, (i) the Purchaser shall pay the Purchase Price to the Company for the Shares to be issued and sold to the Purchaser at the Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions and (ii) the Company shall deliver to the Purchaser the Shares (allocated in the amounts as the Purchaser shall request) which the Purchaser is subscribing for hereunder, duly executed on behalf of the Company and registered in the name of the Purchaser or its designee.

2.	Purchaser’s Representations and Warranties.

The Purchaser represents, warrants and agrees as follows:

(a) Organization and Good Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Authorization and Power. The Purchaser has the requisite power and authority, corporate or otherwise, to enter into and perform this Agreement and the Registration Rights Agreements (collectively, the “Transaction Documents”) and to subscribe for the Shares being sold to it hereunder. The execution, delivery and performance of the Transaction Documents by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, partnership, limited liability company and/or other action, and no further consent or authorization of the Purchaser or its board of directors, stockholders, partners or other Person, as the case may be, is required. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(c) No Public Sale or Distribution. The Purchaser is subscribing for the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. The Purchaser is subscribing for the Shares hereunder in the ordinary course of its business. The Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute the Shares.

(d) Accredited Investor/Qualified Institutional Buyer Status. The Purchaser is (i) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D and has accurately completed the Accredited Investor Questionnaire attached hereto as Exhibit A, and (ii) a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act.

(e) Reliance on Exemptions. The Purchaser understands that the Shares are being offered and issued to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to subscribe for the Shares.

(f) Information. (i) The Purchaser and its advisors, if any, have been furnished with, or had access to, all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares that have been requested by the Purchaser as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Purchaser or its advisors, if any, or its representatives shall modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained herein. The Purchaser understands that its investment in the Shares involves a high degree of risk and is able to afford a complete loss of such investment. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares. The Purchaser has not relied on any information or advice furnished by or on behalf of the Agent (as defined below) in connection with the transactions contemplated hereby.

(g) No Governmental Review. The Purchaser understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

(h) Transfer or Resale. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal securities laws and that the Securities Act and the rules of the Commission provide in substance that the Purchaser may dispose of the Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and the Purchaser understands that, except as provided in the Registration Rights Agreement, the Company has no obligation or intention to register the offer and resale of any of the Shares, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder). Consequently, the Purchaser understands that the Purchaser must bear the economic risks of the investment in the Shares for an indefinite period of time.

(i) Legends. The Purchaser understands that the certificates or other instruments representing the Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such share certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER THAT THESE SECURITIES MAY BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER, (B) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, (D) INSIDE THE UNITED STATES PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (E) IN A TRANSACTION THAT IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS AND THE APPLICABLE LAWS OF ANY OTHER JURISDICTION, PROVIDED THAT IN THE CASE OF (C), (D) OR (E) ABOVE, THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE ISSUER A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING, REASONABLY SATISFACTORY TO THE ISSUER. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Shares are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of a law firm reasonably acceptable to the Company, in a form reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Shares may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides the Company with reasonable assurance that the Shares can be sold, assigned or transferred pursuant to Rule 144.

(j) Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Purchaser. The Registration Rights Agreements have been duly and validly authorized, executed and delivered on behalf of the Purchaser and shall constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(k) No Conflicts. The execution, delivery and performance by the Purchaser of the Transaction Documents and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject, (ii) result in any violation of the organizational documents of the Purchaser or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

(l) Residency. The Purchaser is a resident of that jurisdiction specified below its address on Schedule 1 hereto.

(m) No General Solicitation. The Purchaser acknowledges that the Shares were not offered to the Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, website, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Purchaser was invited by any of the foregoing means of communications.

(n) Brokers. To the knowledge of the Purchaser, there are no brokerage or finder’s fees or commissions that are or will be payable by the Company or any of its subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person or entity, other than the Agent, with respect to the transactions contemplated by this Agreement.

(o) OFAC; Prohibited Investments; Etc.

(i) To the best of the knowledge of the Purchaser, none of (A) the Purchaser; (B) any Person controlling or controlled by the Purchaser; (C) if the Purchaser is a privately held entity, any Person having a beneficial interest in the Purchaser; (D) if the Purchaser is not the beneficial owner of all of the Shares, any Person having a beneficial interest in the Shares; or (E) any Person for whom the Purchaser is acting as agent or nominee in connection with this investment in the Shares: (1) bears a name that appears on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control (“OFAC”), or any other list maintained by any other applicable sanctions authority in any jurisdiction in which the Company may conduct its business, from time to time; (2) is a foreign shell bank; or (3) resides in or whose subscription funds are or will be transferred from or through an account in a non-cooperative jurisdiction. The Purchaser agrees to notify promptly the Company of any change in information affecting this representation and covenant.

(ii) The Purchaser also acknowledges that the Company will not accept the investment of funds by natural persons or entities acting, directly or indirectly, in contravention of any applicable money laundering regulations or conventions of the United States or other international jurisdictions, or on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization for Economic Cooperation and Development, Financial Action Task Force, OFAC, the Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency or the U.S. Internal Revenue Service, all as may be amended from time to time (“Prohibited Investments”).

(iii) The Purchaser is wholly owned by the Qatar Investment Authority, a governmental authority of the State of Qatar (“QIA”). No one other than the QIA has a beneficial interest in the Purchaser. The Purchaser is not organized or chartered under the laws of, a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Interrupt and Obstruct Terrorism Act of 2001 as warranting special measures due to money laundering concerns. The Purchaser will not contribute subscription funds that originate from, or will be or have been routed through, an account maintained by a foreign shell bank, an “off-shore bank,” or a bank organized or chartered under the laws of a non-cooperative jurisdiction.

(iv) The Purchaser acknowledges that the Company is, or may in the future become subject to, money laundering statutes, regulations and conventions of the United States or other international jurisdictions, and the Purchaser agrees to execute instruments, provide information or perform any other acts as may reasonably be requested by the Company for the purpose of: (A) carrying out due diligence as may be required by applicable law to establish the identity of (1) the Purchaser, (2) any underlying beneficial owner(s) of the Purchaser and (3) any investors, partners, members, directors, officers, beneficiaries or grantors of the Purchaser, and any underlying beneficial owner(s) of such investors, partners, members, directors, officers, beneficiaries or grantors, as applicable; (B) maintaining records of identities, or verifications or certifications as to identities; and (C) taking any other actions as may be required to comply with and remain in compliance with money laundering, sanctions, anti-corruption or related statutes, regulations or conventions applicable to the Company.

(p) No Disqualifying Events. The Purchaser represents and certifies that, after due inquiry, for purposes of Rule 506(d) and Rule 506(e) of the Securities Act (collectively, the “Bad Actor Rule”), neither the Purchaser nor any Person who beneficially owns or will beneficially own the Purchaser’s Shares is subject to any disqualifying event, including without limitation any conviction, order, judgment, decree, suspension, expulsion or bar described in the Bad Actor Rule, whether such event occurred or was issued before, on or after September 23, 2013, and the Purchaser agrees to notify the Company immediately upon becoming aware that the foregoing is not, or is no longer, complete and accurate in every material respect. The Company may require additional information from the Purchaser or the Purchaser’s beneficial owners to satisfy its due diligence obligations under the Bad Actor Rule.

(q) Tax Matters. The Purchaser either (i) is treated as an integral part of a foreign sovereign within the meaning of Section 892 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder or (ii) is wholly owned, directly or indirectly, by one or more integral parts of a foreign sovereign within the meaning of Section 892 of the Code and the

Treasury Regulations promulgated thereunder. The Purchaser is acquiring the Shares purchased pursuant to this Agreement for its own account and not for the benefit of any individual, any entity treated as an individual under Section 542 of the Code, or any entity directly or indirectly owned by any individual or entity treated as an individual under Section 542 of the Code. The Purchaser will be the beneficial owner of the Shares acquired pursuant to this Agreement.

(r) Tax Forms. At the Closing, the Purchaser shall provide the Company with a properly completed and executed Internal Revenue Service Form W-8EXP, W-8BEN-E, or other appropriate Form W-8. In the event that any such form expires or otherwise becomes ineffective, or the information contained on such form becomes incorrect, the relevant Purchaser shall promptly replace such form with a properly completed and executed replacement form.

3.	Representations and Warranties of the Company.

The Company represents and warrants to the Purchaser that:

(a) Filed Documents; Financial Statements. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “Filed Documents”). As of their respective filing dates, the Filed Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the Filed Documents, and none of the Filed Documents, at the time they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries included in the Filed Documents comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby, and any supporting schedules included in the Filed Documents present fairly the information required to be stated therein; the Company’s ratios of earnings to fixed charges and, if applicable, ratios of earnings to combined fixed charges and preferred stock dividends (actual and, if any, pro forma) included in the Filed Documents have been calculated in compliance with Item 503(d) of Regulation S-K of the Commission; and the other financial information of the Company included in Filed Documents has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly, in all material respects, the information shown thereby. The interactive data in eXtensible Business Reporting Language included in the Filed Documents fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(b) No Material Adverse Change. Except as disclosed in the Filed Documents, since the date of the most recent financial statements of the Company included in the Filed Documents, (i) there has not been any change in the capital stock (other than the issuance of shares of common stock upon exercise of stock options and warrants or vesting of restricted stock units described as outstanding in, and the grant of options and awards under existing equity incentive plans described in, the Filed Documents), short-term debt or long-term debt of the Company or any of its subsidiaries (other than under the revolving credit facilities and repurchase facilities described in the Filed Documents or short-term indebtedness incurred in the ordinary course of business), or, except for the regular quarterly dividends on the shares of common stock in amounts per share that are consistent with past practice, any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any change, effect or circumstance, which has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company and its subsidiaries, taken as a whole (a “Company Material Adverse Effect”); (ii) neither the Company nor any of its subsidiaries has (1) entered into any transaction or agreement except in the ordinary course of business that is material to the Company and its subsidiaries taken as a whole or (2) incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole, except (A) any liability or obligation in the ordinary course of business, (B) indebtedness as described in the Filed Documents, and (C) immaterial increases in the principal amount outstanding under revolving credit facilities and repurchase facilities which are described in the Filed Documents; and (iii) neither the Company nor any of its subsidiaries has (1) made any material Tax election or settled and/or compromised any Tax liability, (2) prepared any Returns in a manner which is inconsistent with the past practices of the Company or any of its subsidiaries, as applicable, with respect to the treatment of items on such Returns, (3) incurred any material liability for Taxes other than in the ordinary course of business, or (4) filed an amended Return or a claim for refund of Taxes with respect to the income, operations or property of the Company or any of its subsidiaries. For purposes of this Agreement, “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any person or other entity, and “Returns” shall mean any return, declaration, report, estimate, claim for refund, information return or statement related to Taxes, including any schedule or attachment thereto and including any amendment thereof required to be filed in respect of any Taxes.

(c) Organization and Good Standing. Each of the Company and its subsidiaries has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the business in which it is now engaged and in which it proposes to be engaged as described in the Filed Documents, except where the failure to be so qualified or in good standing or have such power or authority does not or would not reasonably be expected to have a Company Material Adverse Effect.

(d) Capitalization. The Company’s charter provides that the Company may issue up to 450,000,000 shares of Common Stock and up to 50,000,000 shares of preferred stock, $0.01 par value per share. On the date hereof, prior to the issuance of the Common Shares and the Series B Preferred Shares pursuant to this agreement, 58,321,723 shares of Common Stock and 8,000,000 shares of 8.625% Series A Cumulative Redeemable Perpetual Preferred Stock were issued and outstanding. All the issued and outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable and are not subject to any pre-emptive or similar rights; except as described in or expressly contemplated by the Filed Documents and other than the issuance of shares of common stock upon exercise of stock options and warrants or vesting of restricted stock units under existing equity incentive plans described in the Filed Documents, there are no outstanding rights (including, without limitation, pre-emptive rights), restricted stock units, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; the capital stock of the Company conforms in all material respects to the description thereof contained in the Filed Documents; and all the outstanding shares of capital stock or other equity interests of each subsidiary owned, directly or indirectly, by the Company have been duly and validly authorized and issued, are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.

(e) Due Authorization. The Company has full right, power and authority to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby has been duly and validly taken.

(f) Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Company and shall constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as (i) such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and (ii) enforceability of the indemnification and contributions provisions set forth in this Agreement may be limited by the federal or state securities laws of the United States or the public policy underlying such laws.

(g) Registration Rights Agreements. The Registration Rights Agreements have been duly authorized, executed and delivered by the Company and shall constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (i) such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and (ii) enforceability of the indemnification and contributions provisions set forth in the Registration Rights Agreements may be limited by the federal or state securities laws of the United States or the public policy underlying such laws.

(h) The Shares. The Shares to be issued and sold by the Company hereunder have been duly authorized and, when issued and delivered and paid for as provided herein, will be duly and validly issued, and fully paid and nonassessable, free and clear of any lien, charge, encumbrance, security interest, rights of first refusal, preemptive or similar rights, and other encumbrances with respect to the issue thereof. The form of certificates used to represent the Shares, where the Shares are represented by certificates, complies in all material respects with any applicable requirements of the charter, by-laws and other organizational documents of the Company and all applicable statutory requirements and, with respect to the form of certificates used to represent the Common Shares, where such Common Shares are represented by certificates, with the requirements of the New York Stock Exchange (the “Exchange”).

(i) No Violation or Default. Neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the

Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(j) No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents and the Articles Supplementary, the issuance and sale of the Shares, and the consummation of the transactions contemplated hereby and thereby does not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(k) No Consents Required. No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of this Agreement, the Articles Supplementary, the issuance and sale of the Shares and the consummation of the transactions contemplated hereby, except for (i) such as has been obtained or made, (ii) registrations or qualifications as may be required by the Commission or under applicable state securities laws and (iii) with respect to the Series B Preferred Shares, the filing of the Articles Supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”).

(l) Legal Proceedings. Except as described in the Filed Documents, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is a party or to which any property of the Company or any of its subsidiaries is the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have a Company Material Adverse Effect; no such investigations, actions, suits or proceedings are, to the knowledge of the Company, threatened or contemplated by any governmental or regulatory authority or threatened by others; and there are no statutes, regulations or contracts or other documents that are required under the Securities Act to be filed as exhibits to the Filed Documents or described in the Filed Documents that are not so filed as exhibits to the Filed Documents or described in the Filed Documents.

(m) Accuracy of Disclosure. The descriptions in the Filed Documents of statutes, legal, governmental and regulatory proceedings and organizational documents, contracts, benefit plans, and other documents are accurate in all material respects.

(n) Investment Company Act. The Company is not, and after giving effect to the offering and sale of the Shares and the application of the proceeds thereof will not be, required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”).

(o) Taxes.

(i) Payment of Taxes. All material Taxes and Tax liabilities due and payable by or with respect to the income, assets or operations of the Company and its subsidiaries have been timely paid in full. All material Taxes incurred but not yet due and payable (i) for periods covered by the Financial Statements have been accrued and adequately disclosed on the Financial Statements in accordance with the United States generally accepted accounting principles and practices, as in effect from time to time and applied consistently throughout the periods involved, and (ii) for periods not covered by the Financial Statements have been accrued on the books and records of the Company and the Company Subsidiaries.

(ii) U.S. Real Property Interest. The Shares acquired pursuant to this Agreement are not and are not currently expected to become United States real property interests within the meaning of Section 897(c) of the Code.

(iii) Other Tax Matters.

(1) Neither the Company nor any of its subsidiaries has been within the past five years or is currently the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality (and no such audit is pending or contemplated), nor has the Company or any of its subsidiaries received any written notices from any taxing authority relating to any issue which could reasonably be expected to affect the Tax liability of the Company or any of its subsidiaries.

(2) Neither the Company nor any of its subsidiaries (A) has entered into an agreement or waiver (that has not expired) or has been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its subsidiaries or (B) is presently contesting the Tax liability of the Company or any of its subsidiaries before any court, tribunal or agency.

(3) All material Taxes that the Company or any of its subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(4) No written claim has been made by any taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file Returns that the Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction.

(p) Real Estate Investment Trust. Commencing with its taxable year ended December 31, 2009, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

(q) Description of Organization and Method of Operations. The description of the Company’s organization and method of operation and its qualification and taxation as a REIT set forth in the Filed Documents is accurate and presents fairly the matters referred to therein; the Company’s operating policies and investment guidelines described in the Filed Documents accurately reflect in all material respects the operation of the Company’s business, and no material deviation from such guidelines or policies is currently contemplated.

(r) Disclosure Controls. The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to provide reasonable assurances that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(s) Accounting Controls. The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) and 15d-15 of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included in the Filed Documents fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. As disclosed in the Filed Documents, there are no material weaknesses in the Company’s internal controls. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(t) Shell Company. The Company is not, and has not previously been at any time, a “shell company” (as such term is defined in Rule 405 under the Securities Act).

(u) No General Solicitation; Placement Agent’s Fees. Neither the Company, nor any of its subsidiaries or affiliates, nor, to the Company’s knowledge, any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by the Purchaser or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company acknowledges that it has engaged Apollo Global Securities, LLC as placement agent (the “Agent”) in connection with the sale of the Shares. Other than the Agent, neither the Company nor any of its subsidiaries has engaged any placement agent or other agent in connection with the sale of the Shares.

(v) Anti-Corruption Matters. The Company has not obtained or induced directly or indirectly through any party the procurement of the Purchaser’s investment in the Common Shares and the Series B Preferred Shares (the “Relevant Investment”) or any contract, consent, right, interest, privilege or other obligation or benefit related to the Relevant Investment or a favorable relationship with the Purchaser or its affiliates through any violation of law or regulation applicable to the Company or its respective affiliates in any jurisdiction in which they carry on business, nor has it given or agreed to give to any Person, either directly or indirectly, any placement fee, introductory fee, arrangement fee, finder’s fee or any other fee, compensation, monetary benefit or any other benefit, gift, commission, gratification, bribe or kickback, whether described as a consultation fee or otherwise, with the object of obtaining or inducing the procurement of the Relevant Investment or any contract, right, privilege or other obligation or benefit related to the Relevant Investment, except as set forth in Schedule 2 hereto.

(w) HSR Act. The Company has confirmed to the Purchaser that the value of any assets held by the Company, together with all entities under the control (as “control” is defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”)) of the Company, that are not exempt under 15 U.S.C. Section 18a(c)(2), 16 C.F.R. Section 802.21, or any other provision of the HSR Act, does not exceed $76.3 million.

4.	Tenant Interests; Transfer Taxes; Real Estate Investment Trust.

(a) Tenant Interests. The Company shall provide the Purchaser from time to time with written notification of certain tenants, if any, of the Company. Upon the Company’s written request to the Purchaser, the Purchaser agrees to provide the Company written notice within 15 Business Days of receipt of such request from the Company as to whether they have a “prohibited ownership interest” in any such tenant after taking into account the attribution rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code (“constructive ownership”). The Purchaser agrees to notify the Company in writing within 15 Business Days of any acquisition by the Purchaser of a direct “prohibited ownership interest” or constructive ownership of a “prohibited ownership interest” with respect to any person that the Company has notified the Purchaser is a tenant of the Company. A “prohibited ownership interest” is (i) in the case of a tenant of the Company which is a corporation, ownership of stock of such tenant possessing more than 9.9% of the total combined voting power of all classes of stock entitled to vote or more than 9.9% of the total number of shares of all classes of stock of such tenant, or (ii) in the case of a tenant of the Company which is not a corporation, the ownership of an interest of more than 9.9% in the assets or net profits of such tenant. For purposes of this Agreement, “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(b) Transfer Taxes. All transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the sale of the Shares or any other transaction that occurs pursuant to this Agreement shall be borne solely by the Company.

(c) Real Estate Investment Trust. The Company will use its best efforts to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2015, and the Company will use its best efforts to continue to qualify for taxation as a REIT under the Code unless the Company’s Board of Directors determines in good faith that it is no longer in the best interest of the Company and its stockholders to be so qualified.

5.	Miscellaneous.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Arbitration. By mutual consent of the Company and the Purchaser made at the time of any dispute hereunder, which either party may grant or withhold in its sole discretion, any action or proceedings brought by a party to recover damages in respect of any disagreement or dispute in connection with this agreement may be submitted to and finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce before a panel of three arbitrators selected in accordance with such Rules. The site of any such arbitration shall be Manhattan, New York, New York or such other place as Company and Purchaser shall agree at the time, and the proceedings shall be conducted in the English language. Any such arbitration award obtained pursuant to this clause shall be final and binding on the parties. The parties undertake to carry out any award without delay and the parties agree that judgment upon any such award may be entered by any court having jurisdiction or having jurisdiction over the relevant party or its assets.

(c) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(d) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(e) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(f) Entire Agreement; Amendments; Waiver. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Purchaser, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the other Transaction Documents contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Purchaser. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(g) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Apollo Commercial Real Estate Finance, Inc.

c/o Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention: John J. Suydam

Facsimile: 212-515-3251

with a copy (for informational purposes only) to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: Jay L. Bernstein and Andrew S. Epstein

Facsimile: 212-878-8375

If to the Purchaser, to its address and facsimile number set forth on Schedule 1 hereto, with copies to the Purchaser’s representatives as set forth on Schedule 1 hereto and to such other address and/or facsimile number and/or to the attention of such other Person as the Purchaser has specified by written notice given to the Company five days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(h) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, in which event such assignee shall be deemed to be the Purchaser hereunder with respect to such assigned rights and obligations.

(i) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that the Agent may rely upon the representations and warranties contained in Sections 2 and 3 hereof.

(j) Survival. The representations and warranties of the Company and the Purchaser contained in Sections 2 and 3 shall survive the Closing.

(k) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l) Headings: Construction. The article, section, and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular, and plural forms. The terms “including,” “includes,” “includes,” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof,” and words of like import refer to this entire Agreement instead of just the provision in which they are found. The parties agree that each of them and their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m) Remedies. The Purchaser shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which the Purchaser has been granted at any time under any other agreement or contract and all of the rights which the Purchaser has under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Purchaser, or any of them. The Company therefore agrees that the Purchaser shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n) Exculpation of the Agent. Each party agrees for the express benefit of each of the Agent, its affiliates and its representatives that:

(i) Neither Apollo Global Securities, LLC (as the Agent) nor any of its affiliates (other than the Company or its subsidiaries) or any of its representatives (1) has any duties or obligations other than those specifically set forth herein; (2) shall be liable for any improper payment made in accordance with the information provided by the Company; (3) makes any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to the Transaction Documents or in connection with any of the transactions contemplated hereby and thereby; or (4) shall be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by any Transaction Document or (y) for anything which any of them may do or refrain from doing in connection with any Transaction Document, except for such party’s own gross negligence, willful misconduct or bad faith.

(ii) Each of the Agent, its affiliates and its representatives shall be entitled to rely on, and shall be protected in acting upon, any certificate, instrument, notice, letter or any other document or security delivered to any of them by or on behalf of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Purchaser and the Company have caused its respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Megan B. Gaul
	Name:	Megan B. Gaul
	Title:	Chief Financial Officer, Treasurer and Secretary

Purchase Agreement

IN WITNESS WHEREOF, the Purchaser and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

QH RE ASSET COMPANY LLC

By:	/s/ AHMAD AL-KHANJI
Name:	AHMAD AL-KHANJI
Title:	DIRECTOR & SECRETARY

Purchase Agreement

SCHEDULE 1

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)
Purchaser	Address and Facsimile Number	Number of Common Shares	Common Shares Purchase Price	Number of Series B Preferred Shares	Series B Preferred Shares Purchase Price	Purchase Price	Legal Representative’s Address and Email
QH RE Asset Company LLC		8,823,529	$149,999,993	8,000,000	$197,680,000	$347,679,993	White & Case LLP 1155 Avenue of the Americas New York, New York 10036 Attention: Oliver Brahmst Email: obrahamst@whitecase.com

Purchase Agreement

SCHEDULE 2

Placement Agent for the Shares: Apollo Global Securities, LLC

Placement Agent Fee: $500,000.00

Purchase Agreement